Exhibit 99.1

Sanders Morris Harris Group
Contact: Rick Berry
Chief Financial Officer
600 Travis Street, Suite 5800
Houston, Texas 77002
713.993.4614

Edelman Financial
Contact: Duke Fanelli
Chief Marketing Officer
4000 Legato Road, 9th Floor
Fairfax, Virginia 22033
703.227.0548

Sanders Morris Harris Group Appoints Ric Edelman as President

and Acquires Additional Interest in Edelman National Business

HOUSTON, January 29, 2009 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced that it has reached an agreement with Ric Edelman to acquire an additional 66% of Edelman Financial Advisors LLC, the firm Mr. Edelman created two years ago to provide investment management services to investors beyond metropolitan Washington, DC.

Sanders Morris Harris Group will then own 76% of Edelman Financial Advisors, matching the 76% it owns of Edelman Financial Services LLC, which primarily serves the Washington, DC, area. The terms were not disclosed. Mr. Edelman will retain 24% of both entities, which have combined assets under management of $3.2 billion.

The Company also announced the appointment of Mr. Edelman as President and a Director of Sanders Morris Harris Group. In addition to his new duties, he will continue as Chairman and Chief Executive Officer of Edelman Financial Services.

“We are delighted to have Ric take a leadership role at Sanders Morris Harris and look forward to the development of his business across the country,” said George L. Ball, Chairman of Sanders Morris Harris Group. “Ric’s success in the Washington, DC area creates an excellent business opportunity nationwide.”

Mr. Edelman hosts a weekly radio show that airs in 24 radio markets nationwide, as well as television specials for PBS. He is also a best-selling author whose seventh book on personal finance will be published in March by Simon & Schuster. “The expansion of these activities presents an opportunity to offer consistent and high-quality financial advice to households nationwide,” Mr. Ball said.

Mr. Edelman commented, “I am honored to become President of Sanders Morris Harris Group. Our partnership will let us develop our business quickly and effectively, for the benefit of consumers all across America.”

Mr. Edelman replaces Robert E. Garrison II as President. Mr. Garrison will become Chairman of the firm’s Executive Committee.

Conference Call

The Company will host a conference call on Friday, January 30, 2009 to discuss these developments. The call will begin at 9:00 a.m. Central Time, and is open to the public. To listen to the conference call, use U.S. dial-in number (877) 748-8103 or International dial-in number (973) 200-3966 and enter pass code 83271860. It is recommended that listeners phone in at least 10 minutes before the call is scheduled to begin to avoid delay. For those unable to listen to the live call, a replay of the conference call in its entirety will be available approximately two hours after its completion for 10 days by dialing (800) 642-1687 (U.S.) or (706) 645-9291 (International) and entering the pass code 83271860.

About Sanders Morris Harris Group

Sanders Morris Harris Group is a wealth/asset management company that manages approximately $8.6 billion in client assets. Assets under management in this context include the gross value of assets managed directly or via outside managers under a limited power of attorney, assets under advisement, and assets held in custody for clients by outside clearance firms. Its corporate philosophy of investment in common aligns its interests with those of its clients. Sanders Morris Harris has over 600 employees in 21 states. Additional information is available at www.smhgroup.com.

About Ric Edelman

Long recognized as one of the country’s leading financial industry executives, Ric Edelman was inducted into Research magazine’s Financial Advisor Hall of Fame in 2004. He has been included on Barron’s annual rankings of the nation’s top financial advisors for five consecutive years (2004-2008). Edelman was a member of the faculty at Georgetown University for nine years. He is a national trustee of the Boys and Girls Clubs of America, and is a past chairman of the board of the United Way of the National Capital Area.

About EMAP

The Edelman Managed Asset Program is based on Modern Portfolio Theory, enabling individual investors to invest in asset allocation models that feature as many as 19 asset classes and market sectors. This extensive diversification is obtained through institutional funds and exchange-traded funds that feature low fees. Through EMAP, individuals have access to investments previously available only to multi-million dollar institutional investors, pension funds, and endowments.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company’s control, include, but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements that could affect the demand for the Company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the Company’s services; and (12) litigation and securities law liabilities. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.